Exhibit 99.4

Trammell Crow Company

Summarized Operating Data by Segment

(in thousands)

	(UNAUDITED)
	For the Three Months Ended March 31,
	2004	2003
		(A)
Global Services:
Total revenues	$150,211	$147,286
Operating costs and expenses	151,645	143,939
Income (loss) from continuing operations before income taxes, minority interest and income (loss) from investments in unconsolidated subsidiaries	(1,434)	3,347

Minority interest, before income taxes	—	(142)
Income (loss) from investments in unconsolidated subsidiaries, before income taxes	1,204	(1,169)
Income (loss) from continuing operations, before income taxes	(230)	2,036
Income from discontinued operations, before income taxes		253
Income (loss) before income taxes	(230)	2,289
Depreciation and amortization	2,762	3,748
Interest	128	726
EBITDA (B)	$2,660	$6,763

Development and Investment:
Total revenues	$9,154	$13,500
Operating costs and expenses	15,085	15,176
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(5,931)	(1,676)

Minority interest, before income taxes	(60)	531
Income from investments in unconsolidated subsidiaries, before income taxes	9,082	1,261
Income from continuing operations, before income taxes	3,091	116
Income (loss) from discontinued operations, before income taxes	755	(378)
Income (loss) before income taxes	3,846	(262)
Depreciation and amortization (C)	495	473
Interest (D)	847	1,750
EBITDA (B)	$5,188	$1,961

Total:
Total revenues	$159,365	$160,786
Operating costs and expenses	166,730	159,115
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(7,365)	1,671

Minority interest, before income taxes	(60)	389
Income from investments in unconsolidated subsidiaries, before income taxes	10,286	92
Income from continuing operations, before income taxes	2,861	2,152
Income (loss) from discontinued operations, before income taxes	755	(125)
Income before income taxes	3,616	2,027
Depreciation and amortization (C)	3,257	4,221
Interest (D)	975	2,476
EBITDA (B)	$7,848	$8,724

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2003, have been reclassified to conform to the presentation for the three months ended March 31, 2004. These reclassifications did not have any impact on net income or EBITDA.

(B) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.

(C)  Includes depreciation and amortization related to discontinued operations of $26 and $52 for the three months ended March 31, 2004 and 2003, respectively.

(D)  Includes interest related to discontinued operations of $71 and $198 for the three months ended March 31, 2004 and 2003, respectively.